Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Michael Walsh

Capella University

612-977-5661

michael.walsh@capella.edu

Capella University Chancellor Dr. Michael Offerman Announces Retirement

MINNEAPOLIS, August 11, 2011 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, today announced the retirement of Michael Offerman, EdD, Capella’s president emeritus and chancellor. Dr. Offerman has held numerous positions at Capella University over the last 10 years, most notably serving as president from 2001 to 2007. His retirement will be effective as of the end of September. Dr. Offerman will remain Capella University’s president emeritus.

“Mike Offerman’s vision and dedication helped establish Capella as a leader in higher education,” said Kevin Gilligan, chairman and CEO of Capella Education Company. “Mike is a nationally respected voice because he has been unafraid to challenge the status quo and push for increased accountability and transparency across higher education. Mike’s focus on outcomes and adult education has helped make Capella University what it is today. We wish Mike well in his much deserved retirement,” Gilligan concluded.

“The last 10 plus years at Capella University has been a wonderful and exciting gift,” said Offerman. “Few people have an opportunity to help create a new university of any kind let alone one that is pioneering innovation in serving adult students online with a strong commitment to high quality learning outcomes. The thing that inspired me to come to Capella after more than 20 years in more traditional universities was the passion that I saw demonstrated every day by Capella learners, faculty and staff. The amazing thing is that the passion remains as strong today as the first time I encountered it. I move on to the next phase of my life with a sense of pride, joy and gratitude for having the opportunity to be a part of the Capella family.”

“The best representation of Mike Offerman’s legacy at Capella is the thousands of adult learners who have improved their lives thanks to a Capella University degree,” said Deborah Bushway, PhD, interim president of Capella University. “This Saturday when Capella graduates from around the world walk across the stage at the Minneapolis Convention Center to receive their degree, they will be a living testament to Mike Offerman’s leadership. I look forward to continuing a great relationship with Mike going forward.”

Offerman has an extensive background in adult and distance learning and will continue to be a frequent speaker at national conferences on these topics. He has led a national consumer information and accountability effort for colleges and universities serving adult students at a distance known as Transparency by Design, which publishes the website, College Choices for Adults. Prior to joining Capella, Offerman held continuing education leadership positions at the University of Arizona and the University of Wisconsin-Stevens Point. He was also dean of the Division of Continuing Education at the University of Wisconsin-Extension and founding executive director of the University of Wisconsin Learning Innovations Center. Offerman received a Bachelor of Arts in History from the University of Iowa, a Master of Science in Higher Education Administration from the University of Wisconsin-Milwaukee, and a Doctor of Education in Educational Policy Studies at Northern Illinois University. He has served on a number of national boards including the American Council on Education, the University Continuing Education Association, and the editorial board of Change Magazine.

About Capella University

Capella University (www.capella.edu) is an accredited online university* that has built its reputation by providing quality online degree programs for working adults. Nearly 80 percent of Capella students are currently enrolled in master’s, specialist, or doctoral degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work. Capella also offers bachelor’s degree programs in business, information technology, nursing, psychology, and public safety. Within those areas, Capella currently offers 135 graduate and undergraduate specializations and 17 certificate programs. More than 38,000 students were enrolled as of June 30, 2011, from all 50 states and 59 other countries. Capella is committed to providing high-caliber academic excellence and pursuing balanced business growth. Founded in 1993, Capella University is a wholly-owned subsidiary of Capella Education Company, headquartered in Minneapolis. For more information, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Visit the Capella Facebook page at http://www.facebook.com/CapellaUniversity.

Follow Capella on Twitter at http://twitter.com/CapellaU.

* Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

Learn more about earning an online degree:

online education (http://www.capella.edu/online_education.aspx)

online degree (http://www.capella.edu)

accredited online university (http://www.capella.edu/about_capella/accreditation.aspx)

online college (http://www.capella.edu/online_college_degree_programs.aspx)

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